Exhibit 99.1

Contact: Tracy McLauchlin, CFO
Integrated Electrical Services, Inc.
713-860-1500

    FOR IMMEDIATE RELEASE

INTEGRATED ELECTRICAL SERVICES REPORTS

FISCAL 2016 SECOND QUARTER RESULTS

HOUSTON — May 9, 2016 — Integrated Electrical Services, Inc. (or “IES”) (NASDAQ: IESC) today announced financial results for the quarter ended March 31, 2016.

SECOND QUARTER AND YEAR-TO-DATE 2016 FINANCIAL HIGHLIGHTS

•	Revenue of $160.0 million for the second quarter of fiscal 2016, an increase of 19.6% compared with the second quarter of fiscal 2015

•	Net income of $2.2 million for the second quarter of fiscal 2016, compared to net income of $1.8 million for the second quarter of fiscal 2015. Adjusted net income (a non-GAAP financial measure, as defined below) of $3.2 million for the second quarter of 2016, an increase of $1.3 million compared with the second quarter of 2015

•	Earnings per share of $0.10 per share in the second quarter of fiscal 2016, compared to $0.08 per share for the second quarter of fiscal 2015. Adjusted earnings per share (a non-GAAP financial measure, as defined below) of $0.15 per share for the second quarter of 2016, an increase of $0.07 per share compared with the second quarter of 2015

•	Operating cash flow of $13.5 million for the second quarter of 2016, an increase of $8.9 million from the second quarter of 2015

•	Backlog of approximately $301 million as of March 31, 2016, compared to approximately $289 million as of December 31, 2015, and approximately $252 million as of March 31, 2015

•	Previously announced post-quarter events include (i) the acquisition of mechanical services company STR Mechanical into our Commercial & Industrial segment, (ii) the sale of our non-core engine components business to a third party for cash, (iii) expansion of and improved terms under our credit facility, and (iv) the plan to change the Company’s name to IES Holdings, Inc.

MANAGEMENT COMMENTARY

Robert Lewey, President, stated, “Across all levels of IES, our operating philosophy has taken hold and is producing improved results. Our holding company approach provides capital and support for our operating segments to continue to strengthen their performance and capabilities. We believe this contributed to our double digit organic revenue growth in the quarter. Notably, our Communications segment experienced revenue growth of 41% from the same quarter last year. While the start-up costs associated with this additional revenue have negatively impacted Communications’ operating margins in the near term, we believe that investing in this type of organic expansion will lead to enhanced long-term profitability as we seek to grow with our customers and become their national service provider of choice.”

Tracy McLauchlin, Chief Financial Officer, added, “Our financial position remains healthy as demonstrated and highlighted by our continued discipline with regard to working capital, strong cash generation and the improved terms under our credit facility amendment, which we announced last week. Additionally, recent acquisitions are performing at or above expectations.”

SECOND QUARTER UNUSUAL ITEMS

Results of operations from Calumet Armature & Electric, which the Company acquired on October 30, 2015, have outperformed forecasted profitability measures used in the original valuation of the contingent consideration agreement. To reflect this increase in the fair value of the contingent consideration liability resulting from increased profitability, the Company recorded additional contingent consideration expense of $0.3 million during the three months ended March 31, 2016.

During the three months ended March 31, 2016, the Company committed to a plan to sell substantially all of the operating assets of HK Engine Components, LLC, a wholly-owned subsidiary operating in the Infrastructure Solutions segment. In connection with the sale, the Company wrote down the assets to the expected sale price, and recognized a loss of $0.8 million in the quarter ended March 31, 2016. We completed the sale to a third party in April, 2016.

STOCK BUYBACK PLAN

The Company’s Board of Directors has authorized and previously announced a stock repurchase program for purchasing up to 1.5 million shares of our common stock from time to time. The Company had 1,056,598 shares remaining under its stock repurchase authorization at March 31, 2016. We made no repurchases during the three months ended March 31, 2016.

NET OPERATING LOSS CARRYFORWARDS (NOLs)

The Company estimates that it had available net operating loss carryforwards for U.S. federal income tax purposes of approximately $439 million at September 30, 2015. The Company’s common stock is subject to a Rights Plan dated January 28, 2013 intended to assist in limiting the number of 5% or more owners, and thus reduce the risk of a possible “change of ownership” under Section 382 of the Internal Revenue Code. Any such “change of ownership” under these rules would limit or eliminate the ability of the Company to use its existing NOLs for federal income tax purposes. There is no guarantee, however, that the Rights Plan will achieve the objective of preserving the value or realization of the NOLs.

For further details on the Company’s financial results, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2015 and quarterly report on Form 10-Q for the period ended March 31, 2016, to be filed with the Securities and Exchange Commission by May 9, 2016, and any amendments thereto.

ABOUT INTEGRATED ELECTRICAL SERVICES, INC.

IES is a holding company that owns and manages diverse operating subsidiaries, comprised of providers of industrial infrastructure services to a variety of end markets. Our over 3,100 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the ability of our controlling shareholder to take action not aligned with other shareholders; the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction, seasonality and differing regional economic conditions; and our ability to successfully manage projects, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2015. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, net operating losses, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under “Investors.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Revenues	$160.0	$133.8	$310.7	$270.1
Cost of services	132.2	112.0	255.3	225.7

Gross profit	27.8	21.7	55.4	44.4
Selling, general and administrative expenses	25.0	19.4	47.6	38.1
Contingent consideration expense	0.3	—	0.3	—

Income from operations	2.5	2.3	7.6	6.3
Interest expense, net	0.3	0.3	0.6	0.6
Other expense (income), net	—	(0.2)	—	(0.2)
Provision for income taxes	—	0.3	(0.9)	0.6

Net income from continuing operations	2.2	1.9	8.0	5.3
Net loss from discontinued operations	—	—	—	(0.2)

Net income	$2.2	$1.8	$8.0	$5.1

Income (loss) per share:
Continuing operations	$0.10	$0.08	$0.37	$0.25
Discontinued operations	—	—	—	$(0.01)

Basic	$0.10	$0.08	$0.37	$0.24
Diluted income (loss) per share:
Continuing operations	$0.10	$0.08	$0.37	$0.25
Discontinued operations	—	—	—	$(0.01)

Diluted	$0.10	$0.08	$0.37	$0.24
Shares used in the computation of income (loss) per share:
Basic (in thousands)	21,274	21,571	21,272	21,654
Diluted (in thousands)	21,436	21,618	21,389	21,698

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Net income from continuing operations	$2.2	$1.9	$8.0	$5.3
Contingent consideration expense	0.3	—	0.3	—
Loss on sale of non-core assets	0.8	—	0.8	—
Purchase price accounting tax benefit	(0.1)	—	(1.4)	—

Adjusted net income	$3.2	$1.9	$7.7	$5.3

Adjusted income per share:
Basic	$0.15	$0.08	$0.36	$0.25
Diluted	$0.15	$0.08	$0.36	$0.25
Shares used in the computation of income per share:
Basic (in thousands)	21,274	21,571	21,272	21,654
Diluted (in thousands)	21,436	21,618	21,389	21,698

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	March 31, 2016	September 30, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58.3	$49.4
Accounts receivable:
Trade, net of allowance	90.0	93.0
Retainage	18.2	17.5
Inventories	12.7	14.0
Costs and estimated earnings in excess of billings on uncompleted contracts	6.7	12.3
Prepaid expenses and other current assets	5.2	3.0
Assets held for sale	2.2	—

Total current assets	193.2	189.0

Property and equipment, net	11.6	11.7
Goodwill	18.7	17.2
Intangible assets	7.9	4.7
Other non-current assets	4.4	4.0

Total assets	$235.8	$226.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$82.5	$82.5
Billings in excess of costs and estimated earnings on uncompleted contracts	26.3	25.2

Total current liabilities	108.8	108.1

Long-term debt, net of current maturities	10.2	10.2
Other non-current liabilities	6.9	7.0

Total liabilities	126.0	125.3

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(4.4)	(4.4)
Additional paid-in capital	194.0	193.6
Retained deficit	(80.0)	(88.0)

Total stockholders’ equity	109.8	101.4

Total liabilities and stockholders’ equity	$235.8	$226.7

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Six Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8.0	$5.1
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	0.1	—
Amortization of deferred financing cost	0.2	0.2
Depreciation and amortization	1.8	1.2
Loss on sale of assets	0.8	—
Non-cash compensation	0.4	—
Changes in operating assets and liabilities
Accounts receivable	5.4	1.5
Inventories	1.7	2.7
Costs and estimated earnings in excess of billings	5.6	(1.5)
Prepaid expenses and other current assets	(2.3)	(2.8)
Other non-current assets	(0.6)	0.2
Accounts payable and accrued expenses	(2.6)	0.5
Billings in excess of costs and estimated earnings	1.2	(2.5)
Other non-current liabilities	(1.4)	0.2

Net cash provided by operating activities	18.4	4.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1.1)	(1.6)
Consideration for acquisitions, net of cash acquired	(8.4)	—

Net cash used in investing activities	(9.5)	(1.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	0.4	—
Repayments of debt	(0.4)	—
Options exercised	0.1	—
Purchase of treasury stock	(0.1)	(3.2)

Net cash used in financing activities	(0.0)	(3.2)

NET INCREASE (DECREASE) IN CASH EQUIVALENTS	8.9	(0.1)
CASH AND CASH EQUIVALENTS, beginning of period	49.4	47.3

CASH AND CASH EQUIVALENTS, end of period	$58.3	$47.3

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

OPERATING SEGMENT STATEMENTS OF OPERATIONS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Revenue
Communications	$39.4	$27.9	$80.1	$59.8
Residential	53.4	50.2	105.5	98.8
Commercial & Industrial	54.1	44.5	99.4	88.3
Infrastructure Solutions	13.1	11.1	25.7	23.3

Total Revenue	$160.0	$133.8	$310.7	$270.1
Operating Income
Communications	$1.6	$1.4	$5.1	$3.0
Residential	3.9	1.9	6.8	3.8
Commercial & Industrial	0.6	1.0	1.8	2.7
Infrastructure Solutions*	(0.9)	0.1	(0.7)	1.1
Corporate	(2.7)	(2.2)	(5.4)	(4.3)

Total Operating Income	$2.5	$2.3	$7.6	$6.3

*	Infrastructure Solutions for the three months and six months ended March 31, 2016 includes contingent consideration expense of $0.3 million and loss on sale of non-core assets of $0.8 million